Exhibit 10.6

AMENDMENT TO MANAGEMENT

AND OPERATIONS AGREEMENT

THIS AMENDMENT TO MANAGEMENT AND OPERATIONS AGREEMENT (“Amendment”) is executed as of the 8th day of May, 2007, effective as of January 1, 2007, by and among Environmental Energy Services, Inc. and GD Management Services, Inc.

WHEREAS, the parties entered into a Management and Operations Agreement on March 14, 2003, effective as of January 1, 2003, as amendment by a Management and Operations Agreement on November 20, 2003, effective as of October 1, 2003 (the “Management Agreement”);

WHEREAS, the parties have agreed to execute this Amendment to the Management Agreement;

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

1.

Paragraph 2 of Management Agreement.  Paragraph 2 of the Management Agreement is hereby amended to read, in its entirety, as follows:

“Commencing as of January 1, 2007, Manager will provide, supply and render such management and operational support services as are specifically described below:

a.

Assist the Company with the administration of its finances, including payroll, taxes, accounting, bookkeeping, record keeping, managing or accounts payable, and accounts receivable, banking, financial records and reporting functions as they pertain to the business of the Company, as well as assistance in the preparation of financial statements for the Business according to generally accepted accounting principles consistently applied.

b.

Advice and assistance of all matters within the historical knowledge of employees of Manager pertaining to the Business.

The Manager shall not have the authority, without the express written consent of the Company, to purchase in the name of the Company, or for use by the Company in the Business, any assets, incur any indebtedness, or obligate the Company under any oral or written contract.”

2.

Paragraph 5 of Management Agreement.  Paragraph 5 of the Management Agreement is hereby deleted in its entirety.

3.

Paragraph 7(a) of Management Agreement.  Paragraph 7(a) of the Management Agreement is hereby amended to reduce the compensation stated therein to $50,000 per quarter, effective as of January 1, 2007.  Furthermore, it is understood and agreed by the parties that the

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services rendered by Manager shall not include any services of Greg Holsted or Leon Blaser, both of which waive and agree not to receive any part of compensation paid by Company to Manager under the Management Agreement.

4.

Paragraph 7(b) of Management Agreement.  Paragraph 7(b) of the Management Agreement is hereby amended to reduce the amount payable for benefits to $1,250 per month for Douglas Holsted only, effective as of January 1, 2007.

ENVIRONMENTAL ENERGY SERVICES, INC. /s/ A. Leon Blaser ____________________________________ By: A. Leon Blaser, Chief Executive Officer
GD MANAGEMENT SERVICES, INC. /s/ Greg Holsted ____________________________________ By: Greg Holsted, Chief Executive Officer

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